Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni Executive Vice President and Chief Financial Officer (609) 936-6822 maureen.bellantoni@Integra-LS.com	John Bostjancic Vice President, Corporate Development and Investor Relations (609) 936-2239 jbostjancic@Integra-LS.com
Integra LifeSciences Reports First Quarter 2007 Financial Results
Revenues for the First Quarter Increase 60% to $123.0 million
Plainsboro, New Jersey, May 9, 2007 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the first quarter ending March 31, 2007. Total revenues in the first quarter of 2007 were $123.0 million, reflecting an increase of $45.9 million, or 60%, over the first quarter of 2006. Revenues from products acquired in 2006 were $34.7 million for the first quarter of 2007, as compared to $3.4 million in the first quarter of 2006.
The company reported GAAP net income of $9.1 million, or $0.30 per diluted share, for the first quarter of 2007, compared to GAAP net income of $8.7 million, or $0.28 per diluted share, in the first quarter of 2006.
“We achieved strong revenue growth in the first quarter from increased sales of our existing product lines and acquired products,” said Stuart M. Essig, Integra’s President and Chief Executive Officer. “During the quarter, we announced our agreement to acquire LXU Healthcare, the market-leading provider of surgical headlight systems, and we acquired the DenLite™ illuminated dental mirror product line to complement our Miltex® brand of dental instruments. We also launched the Integra Mozaik™ Osteoconductive Scaffold through our Integra NeuroSciences sales force and our newly created 20-person orthopedic spine sales organization. We are very excited about the launch of the Integra Mozaik product, which is an innovative bone graft substitute that addresses the estimated $350 million market for spinal fusion procedures. Initial customer feedback has been very positive.”
Operating income for the first quarter of 2007 was $16.5 million, a 21% increase over the prior year period.
Integra generated $15.3 million in cash flows from operations in the first quarter of 2007, an increase of 41% over the year ago period.
“Our objectives include growing operating income and cash flows, which increased significantly over the prior year period,” said Maureen B. Bellantoni, Integra’s Executive Vice President and Chief Financial Officer. “During the past five years, we have generated in excess of 35% average annual growth in our operating cash flows. This has greatly improved our access to debt capital, which we have increasingly used to support our growth.”
In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for the quarters ended March 31, 2007 and 2006 appear in the financial statements attached to this release. Please note that as presented in this release Integra’s adjusted net income and adjusted diluted earnings per share for these periods are not adjusted for compensation expense associated with FAS 123R. Integra will no longer be adjusting its net income and diluted earnings per share for these expenses.

Adjusted net income for the first quarter of 2007, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $9.8 million, or $0.33 per diluted share. In the first quarter of 2006, adjusted net income was $10.4 million, or $0.31 per diluted share.
Integra LifeSciences presents its revenues in two categories: a) Neurosurgical and Orthopedic Implants and b) Medical Surgical Equipment.
The company’s revenues for the periods were as follows:

	Three Months
	Ended March 31,
	2007	2006
Revenue: ($ in thousands) Neurosurgical and Orthopedic Implants	$47,087	$36,746
Medical Surgical Equipment and other	75,945	40,389

Total Revenue	$123,032	$77,135
Sales of our DuraGen® family of products, extremity reconstruction implants and bone growth products led revenue growth in the Neurosurgical and Orthopedic Implants category. In particular, sales of the NeuraGen® and Newdeal® family of products once again showed strong growth of approximately 25%. Sales of product lines acquired in 2006 contributed $2.4 million to the increase in neurosurgical and orthopedic implant sales.
In the Medical Surgical Equipment category, acquired products, surgical instruments and ultrasonic surgical systems provided most of the year-over-year growth in product revenues for the first quarter. The growth in this category came across multiple product lines, with our Jarit® surgical instruments, MAYFIELD®1 cranial fixation systems and our monitoring product lines all generating double-digit growth in the quarter. RadionicsTM products, Miltex® products and products of other companies sold through our former Canadian distributor (all acquired in 2006) contributed $32.3 million of product revenues during the quarter.
Gross margin on total revenues in the first quarter of 2007 was 60.5%. Cost of goods sold included charges related to the start up of CUSA manufacturing, a product withdrawal and employee severance costs, which together adversely affected the gross margin by one half of a percentage point.
Research and development expense increased $2.9 million in the first quarter of 2007 to $6.1 million. The increase came principally from increased spending on collagen regenerative technology and ultrasonic aspirator product development programs.
Selling, general and administrative expense increased by $18.0 million to $49.1 million in the first quarter of 2007, or 40% of revenue, consistent with the first quarter of 2006.
We reported a $1.9 million increase in net interest expense to $2.5 million for the first quarter of 2007, primarily from increased borrowings under our credit facility. We reported an effective income tax rate of 34%.

[1]	“MAYFIELD” is a registered trademark of SM USA, Inc., a wholly owned subsidiary of Schaerer Mayfield USA, Inc.

During the first quarter of 2007, we repurchased 264,000 shares of our common stock for an aggregate purchase price of $11.1 million. As of March 31, 2007, there was approximately $25.7 million available for repurchases under our existing share repurchase authorization, which will expire on December 31, 2007.
At March 31, 2007, our cash totaled $29.3 million and we had outstanding borrowings of $100 million under our credit facility. In the first quarter of 2007, we increased the borrowing capacity under our credit facility to $300 million.
We are updating our guidance for the full year 2007 and 2008. We are also providing guidance for each quarterly period for the next twelve months. Our estimates assume foreign currency exchange rates remain unchanged throughout 2007 and 2008. In accordance with our usual practice, our expectations for 2007 and 2008 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.
The acquisition of LXU Healthcare, which we announced last night, is included in our guidance. We expect this acquisition to increase our revenues in 2007 by approximately $19 million and in 2008 by approximately $30 million.
We estimate that we will incur approximately $1.25 million of inventory purchase accounting charges and $0.75 million of acquisition and integration related costs during the balance of 2007 related to the LXU Healthcare acquisition. In the future we may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.
We do not expect the LXU Healthcare acquisition to impact adjusted earnings per share in 2007 or 2008.
Our quarterly and full-year revenue and GAAP and adjusted earnings per share expectations are as follows:

		GAAP	Adjusted
	Revenue	Earnings	Earnings
	Guidance	Per Share	Per Share
Period	(in millions)	Guidance	Guidance
Second Quarter 2007	$124 - $127	$0.33 - $0.35	$0.34 - $0.36
Third Quarter 2007	$136 - $139	$0.44 - $0.48	$0.46 - $0.49
Fourth Quarter 2007	$150 - $153	$0.56 - $0.60	$0.58 - $0.61

First Quarter 2008	$142 - $147	$0.46 - $0.50	same as GAAP

2007	$533 - $542	$1.63 - $1.73	$1.70 - $1.80

2008	$600 - $620	$2.05 - $2.25	same as GAAP
On a quarterly basis, we expect to incur approximately $3.7 million, or $0.08 per share, of compensation expense associated with FAS 123R in 2007 and 2008. This non-cash compensation expense is included in both the GAAP and adjusted earnings per share guidance for 2007 and 2008 provided above.
We have scheduled a conference call for 9:00 am EST today, May 9, 2007, to discuss the financial results for the first quarter of 2007 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (913) 312-6687 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through May 23, 2007 by dialing (719) 457-0820 (access code 7954405) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians’ willingness to adopt our recently launched and planned products, third-party payors’ willingness to provide reimbursement for these products, initiatives launched by our competitors, our ability to secure regulatory approval for products in development and our ability to comply with recently enacted regulations regarding products containing materials derived from animal sources may adversely affect our future product revenues; the timing of and our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our net income and earnings per share; the amount and timing of acquisition and integration related costs; and the timing and amount of share-based awards granted to employees may affect the amount of non-cash compensation expense associated with FAS 123R. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in the Business section of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.
Discussion of Adjusted Financial Measures
Adjusted net income consists of net income excluding acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, certain employee termination and related costs, charges associated with discontinued or withdrawn product lines, and income tax expense/benefit related to these adjustments. Adjusted earnings per diluted share are calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
TOTAL REVENUE	$123,032	$77,135

COSTS AND EXPENSES
Cost of product revenues	48,577	27,937
Research and development	6,060	3,173
Selling, general and administrative	49,105	31,120
Intangible asset amortization	2,787	1,281

Total costs and expenses	106,529	63,511

Operating income	16,503	13,624

Interest income	223	1,024
Interest expense	(2,759)	(1,682)
Other income (expense), net	(208)	32

Income before income taxes	13,759	12,998

Income tax expense	4,685	4,293

Net income	9,074	$8,705

Add back of after tax interest expense	3	813

Net income for diluted earnings per share	$9,077	$9,518

Diluted net income per share	$0.30	$0.28

Weighted average common shares outstanding for diluted net income per share	29,965	33,828

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.
(In thousands)

	Three Months Ended
	March 31,
	2007	2006

Acquisition-related charges	—	464

Facility consolidation, manufacturing transfer and system integration charges	499	518

Employee termination and related costs	123	213

Charges associated with discontinued or withdrawn product lines	500	—

Income tax expense (benefit) related to above adjustments	(380)	(309)

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
GAAP net income	$9,074	$8,705

Non-GAAP adjustments:

Acquisition-related charges	—	464

Facility consolidation, manufacturing transfer and system integration charges	499	518

Employee termination and related costs	123	213

Charges associated with discontinued or withdrawn product lines	500	—

Income tax expense (benefit) related to above adjustments	(380)	(309)

Total of non-GAAP adjustments	742	886

Adjusted net income	9,816	9,591
Add back of after tax interest expense	3	813

Adjusted net income for diluted earnings per share	9,819	10,404

Weighted average common shares outstanding for diluted net income per share	29,965	33,828

Adjusted diluted net income per share	$0.33	$0.31

Condensed Balance Sheet Data (in thousands):

	March 31,	December 31,
	2007	2006
Cash and marketable securities, including non-current portion	$29,329	$22,697
Accounts receivable, net	85,884	85,018
Inventory, net	95,591	94,387

Bank line of credit	100,000	100,000
Convertible Securities	120,000	119,542
Long term debt	—	508
Stockholders’ equity	305,546	296,162

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	June 30, 2007		September 30, 2007
	Low	High	Low	High
GAAP net income	$9,790	$10,511	$13,410	$14,490

Non-GAAP adjustments:

Acquisition-related charges	250	250	500	500
Facility consolidation, manufacturing transfer and system integration charges	250	250	250	250
Income tax expense (benefit) related to above adjustments	(170)	(170)	(255)	(255)

Total of non-GAAP adjustments	330	330	495	495

Adjusted net income	$10,120	$10,841	$13,905	$14,985

Weighted average common shares outstanding for diluted net income per share	30,119	30,119	30,294	30,294

GAAP diluted net income per share	$0.33	$0.35	$0.44	$0.48
Non-GAAP adjustments detailed above (per share)	0.01	0.01	0.02	0.01

Adjusted diluted net income per share	$0.34	$0.36	$0.46	$0.49

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Year Ended
	December 31, 2007		December 31, 2007
	Low	High	Low	High
GAAP net income	$17,112	$18,256	$49,386	$52,331

Non-GAAP adjustments:

Acquisition-related charges	500	500	1,250	1,250
Facility consolidation, manufacturing transfer and system integration charges	250	250	1,249	1,249
Employee termination and related costs	—	—	123	123
Charges associated with discontinued/withdrawn product lines	—	—	500	500

Income tax expense (benefit) related to above adjustments	(255)	(255)	(1,060)	(1,060)

Total of non-GAAP adjustments	495	495	2,062	2,062

Adjusted net income	17,607	18,751	51,448	54,393
Add back of after tax interest expense	—	—	3	3

Adjusted net income for diluted earnings per share	$17,607	$18,751	$51,451	$54,396

Weighted average common shares outstanding for diluted net income per share	30,560	30,560	30,235	30,235

GAAP diluted net income per share	$0.56	$0.60	$1.63	$1.73
Non-GAAP adjustments detailed above (per share)	0.02	0.01	0.07	0.07

Adjusted diluted net income per share	$0.58	$0.61	$1.70	$1.80
Source: Integra LifeSciences Holdings Corporation